Exhibit 10.1
AMENDMENT TO SYNDICATION AGREEMENT
     THIS AMENDMENT TO SYNDICATION AGREEMENT (this “Amendment”) is made August 18, 2010 by and between each of Greenbrier Leasing Company LLC, an Oregon limited liability company (“GLC”) and WLR-Greenbrier Rail Inc., a Delaware corporation (“WL Ross”).
RECITALS
     A. Reference is made to that certain Syndication Agreement dated as of April 29, 2010 by and between GLC and WL Ross (the “Syndication Agreement”), providing for, among other things, GLC acting as exclusive agent to WL Ross in connection with the sale of an interest in the membership interests in WL Ross-Greenbrier Rail Holdings I LLC (“Holdings”), or the issuance of new membership interests in Holdings, to one or more entities (collectively, the “Transaction”).
     B. GLC and WLR wish to amend the terms of the Syndication Agreement to remove any obligation of GLC that would require registration as a broker dealer under the federal and state securities laws in connection with the Transaction. GLC will continue to provide specialized services which do not require registration as a broker dealer to WL Ross under the Syndication Agreement that will be used by WLR in furtherance of the Transaction, for which WL Ross will be compensating GLC upon the terms set forth in the Syndication Agreement.
     C. WL Ross is willing to permit such amendment in exchange for payment of $130,000 from GLC.
     D. In connection with such amendment, GSF and WL Ross’s wholly-owned subsidiary, Holdings, will be entering into a separate broker agreement with GSF governing the terms and conditions of services to be provided by GSF to WL Ross and Holdings (the “Broker Agreement”) and an agreement with respect to services to be provided in connection therewith by Brian Conn, an employee of GLC (or its affiliates) (the “Registered Representative Agreement”).
     E. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Syndication Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreement hereinafter set forth, GLC and WL Ross agree as follows:
AGREEMENT
     1. On and as of the date hereof, the parties agree that the provisions of the Syndication Agreement that may require GLC to register as a broker dealer under the federal and state securities laws are hereby deleted, including but not limited to, Sections 2(c), (d), (g), (h) and (i) of the Syndication Agreement.

     2. Upon execution of this Agreement, GLC shall pay WL Ross $130,000, plus WL Ross’s reasonable out-of-pocket fees and expenses incurred in connection with this Amendment.
     3. Pursuant to Section 11 of the Syndication Agreement, WL Ross hereby consents to the amendment hereunder, releases GLC from the obligations deleted hereunder and agrees that effective as of the date hereof, Section 7 of the Syndication Agreement no longer applies.
     4. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law or conflict of law rules or principles.
     5. Upon the request of the other party, each party to this Amendment shall at any time and from time to time execute, acknowledge, and deliver all such further acts, assignments, and assurances, and take all such further actions, as shall be necessary or desirable to give effect to the transactions consummated by this Amendment.
     6. GLC has reviewed the Broker Agreement and the Registered Representative Agreement and agrees to indemnify Holdings to the extent Holdings is required to indemnify GSF in connection with the Transactions under Section 3 of the Broker Agreement.
IN WITNESS WHEREOF, GLC and WL Ross have caused this Amendment to be signed by its duly authorized officers as of the date first above written.

GLC: GREENBRIER LEASING COMPANY LLC
By:	/s/ Mark Rittenbaum
	Name:	Mark Rittenbaum
	Title:	Executive Vice President

WL ROSS: WLR-GREENBRIER RAIL INC.
By:	/s/ Wendy Teramoto
	Name:	Wendy Teramoto
	Title:	Vice President

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